WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, First Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS

AND YEAR ENDED DECEMBER 31, 2023 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 23, 2024: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2023. For the three months ended December 31, 2023, the Company reported net income of $2.5 million, or $0.12 per diluted share, compared to net income of $9.0 million, or $0.42 per diluted share, for the three months ended December 31, 2022. On a linked quarter basis, net income was $2.5 million, or $0.12 per diluted share, as compared to net income of $4.5 million, or $0.21 per diluted share, for the three months ended September 30, 2023. For the twelve months ended December 31, 2023, net income was $15.1 million, or $0.70 per diluted share, compared to net income of $25.9 million, or $1.18 per diluted share, for the twelve months ended December 31, 2022.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about February 21, 2024 to shareholders of record on February 7, 2024.

James C. Hagan, President and Chief Executive Officer, commented, “We are pleased with our fourth quarter results, showing loan growth with increasing loan yields. Total loans increased $35.9 million, or 1.8%, since December 31, 2022, while classified assets decreased 38.3% from December 31, 2022. The Company also maintained a strong liquidity position, covering approximately 146% of uninsured deposits as of December 31, 2023.

Additionally, during the twelve months ended December 31, 2023, we repurchased 649,744 shares of our common stock at an average price per share of $7.20. We believe that share repurchases represent a prudent use of capital, especially when they are accretive to book value. Management has and will continue to remain focused on increasing shareholder value through various capital management strategies.”

Hagan concluded, “Our team remains committed to our community and to our existing and new customers. We continue to be focused on true relationship banking, while providing continued access to local decision makers in order to meet the financial needs of all our customers. We believe our various growth, customer and expense initiatives are creating positive impacts to our performance and are positioning the Company for future growth and increased profitability.”

Key Highlights:

Loans and Deposits

At December 31, 2023, total loans of $2.0 billion increased $35.9 million, or 1.8%, from December 31, 2022. The increase in total loans was due to an increase in commercial real estate loans of $10.4 million, or 1.0%, and an increase in residential real estate loans, including home equity loans, of $27.1 million, or 3.9%, partially offset by a decrease in commercial and industrial loans of $2.4 million, or 1.1%.

At December 31, 2023, total deposits were $2.1 billion, a decrease of $85.7 million, or 3.8%, from December 31, 2022. Core deposits, which the Company defines as all deposits except time deposits, decreased $285.4 million, or 15.7%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.5 billion, or 71.5% of total deposits at December 31, 2023. The loan to deposit ratio increased from 89.3% at December 31, 2022 to 94.6% at December 31, 2023.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At December 31, 2023, the Company had $839.1 million in immediate liquidity compared to $574.9 million in uninsured deposits, or 26.8% of total deposits, representing a coverage ratio of 146%. Uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

Allowance for Credit Losses and Credit Quality

At December 31, 2023, the allowance for credit losses was $20.3 million, or 1.00% of total loans and 315.6% of nonperforming loans compared to $19.9 million, or 1.00% of total loans and 350.0% of nonperforming loans at December 31, 2022. At December 31, 2023, nonperforming loans totaled $6.4 million, or 0.32% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. Total delinquent loans increased $1.5 million, or 34.3%, from $4.5 million, or 0.22% of total loans, at December 31, 2022 to $6.0 million, or 0.30% of total loans, at December 31, 2023. At December 31, 2023 and December 31, 2022, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin was 2.64% for the three months ended December 31, 2023 compared to 3.44% for the three months ended December 31, 2022 and 2.70% for the three months ended September 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.66% for the three months ended December 31, 2023, compared to 3.47% for the three months ended December 31, 2022 and 2.72% for the three months ended September 30, 2023.

Stock Repurchase Program

On July 26, 2022, the Board of Directors authorized a stock repurchase plan (the “2022 Plan”), pursuant to which the Company is authorized to repurchase up to 1.1 million shares, representing approximately 5.0% of the Company’s outstanding common stock as of the time the 2022 Plan was announced. During the three months ended December 31, 2023, the Company repurchased 244,839 shares of common stock under the 2022 Plan, with an average price per share of $7.09. During the twelve months ended December 31, 2023, the Company repurchased 649,744 shares of common stock under the 2022 Plan, with an average price per share of $7.20. As of December 31, 2023, there were 406,600 shares of common stock available for repurchase under the 2022 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2022 Plan are purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $10.96 at December 31, 2023 compared to $10.27 at December 31, 2022, while tangible book value per share, a non-GAAP financial measure, increased $0.69, or 7.2%, from $9.61 at December 31, 2022 to $10.30 at December 31, 2023. See pages 20-24 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Westfield Bank Defined Benefit Pension Plan

The Board of Directors previously announced the termination of the Westfield Bank Defined Benefit Plan (the “DB Plan”) on October 31, 2022, subject to required regulatory approval. At December 31, 2022, the Company reversed $7.3 million in net unrealized losses recorded in accumulated other comprehensive income attributed to both the DB Plan curtailment resulting from the termination of the DB Plan as well as changes in discount rates. In addition, during the three months ended December 31, 2022, the Company recorded a gain on curtailment of $2.8 million through non-interest income. During the twelve months ended December 31, 2023, the Company made an additional cash contribution of $1.3 million in order to fully fund the DB Plan on a plan termination basis. In addition, for those participants who did not opt for a one-time lump sum payment, the Company funded $6.3 million to purchase a group annuity contract to transfer its remaining liabilities under the DB Plan. During the twelve months ended December 31, 2023, the Company recognized the final termination expense of $1.1 million related to the DB Plan termination, which was recorded through non-interest income.

Net Income for the Three Months Ended December 31, 2023 Compared to the Three Months Ended September 30, 2023

The Company reported net income of $2.5 million, or $0.12 per diluted share, for the three months ended December 31, 2023, compared to net income of $4.5 million, or $0.21 per diluted share, for the three months ended September 30, 2023. Net interest income decreased $207,000, or 1.3%, non-interest income decreased $898,000, or 24.9%, non-interest expense increased $667,000, or 4.7%, and the provision for credit losses increased $132,000, or 37.3%, during the same period. Return on average assets and return on average equity were 0.39% and 4.31%, respectively, for the three months ended December 31, 2023, compared to 0.70% and 7.60%, respectively, for the three months ended September 30, 2023.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary source of revenues, decreased $207,000, or 1.3%, for the three months ended December 31, 2023, from $16.4 million for the three months ended September 30, 2023 to $16.2 million. The decrease in net interest income was primarily due to an increase in interest expense of $1.1 million, or 11.3%, partially offset by an increase in interest and dividend income of $869,000, or 3.4%. The increase in interest expense was a result of competitive pricing on deposits due to the continued high interest rate environment and the shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.64% for the three months ended December 31, 2023 compared to 2.70% for the three months ended September 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.66% for the three months ended December 31, 2023, compared to 2.72% for the three months ended September 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.38% for the three months ended December 31, 2023, compared to 4.28% for the three months ended September 30, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.71% for the three months ended December 31, 2023, compared to 4.64% for the three months ended September 30, 2023. During the three months ended December 31, 2023, average interest-earning assets increased $24.1 million, or 1.0% to $2.4 billion, primarily due to an increase in average short-term investments, consisting of cash and cash equivalents, of $20.5 million, or 91.6%, and an increase in average loans of $9.8 million, or 0.5%, both partially offset by a decrease in average securities of $6.1 million, or 1.7%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 17 basis points from 1.64% for the three months ended September 30, 2023 to 1.81% for the three months ended December 31, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 6 basis points to 0.76% for the three months ended December 31, 2023, from 0.70% for the three months ended September 30, 2023. The average cost of time deposits increased 32 basis points from 3.46% for the three months ended September 30, 2023 to 3.78% for the three months ended December 31, 2023. The average cost of borrowings, including subordinated debt, increased 2 basis points from 4.81% for the three months ended September 30, 2023 to 4.83% for the three months ended December 31, 2023. For the three months ended December 31, 2023, average demand deposits, an interest-free source of funds, decreased $3.2 million, or 0.5%, to $588.7 million, or 27.0% of total average deposits, from $591.9 million, or 27.5% of total average deposits for the three months ended September 30, 2023.

Provision for Credit Losses

During the three months ended December 31, 2023, the Company recorded a provision for credit losses of $486,000, compared to a provision for credit losses of $354,000 during the three months ended September 30, 2023. The provision for credit losses includes a $61,000 provision for unfunded commitments primarily due to changes in the loss driver analysis for construction loans, offset by the impact of a decrease in unfunded loan commitments. Total unfunded loan commitments decreased $10.6 million, or 6.1%, to $162.3 million at December 31, 2023 from $172.9 million at September 30, 2023. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. The Company also increased the qualitative reserve to consider the potential losses resulting from future recessionary pressures. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment and supportable forecast period.

During the three months ended December 31, 2023, the Company recorded net charge-offs of $136,000, compared to net charge-offs of $78,000 for the three months ended September 30, 2023.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $898,000, or 24.9%, to $2.7 million for the three months ended December 31, 2023, from $3.6 million for the three months ended September 30, 2023. Service charges and fees increased $138,000, or 6.4%, from the three months ended September 30, 2023 to $2.3 million for the three months ended December 31, 2023. Income from bank-owned life insurance (“BOLI”) decreased $22,000, or 4.8%, from the three months ended September 30, 2023 to $432,000 for the three months ended December 31, 2023.

During the three months ended September 30, 2023, non-interest income included a non-taxable gain of $778,000 in BOLI death benefits. During the three months ended December 31, 2023, the Company did not have comparable non-taxable BOLI death benefits. During the three months ended September 30, 2023, the Company reported a gain on non-marketable equity investments of $238,000. The Company did not have comparable non-interest income during the three months ended December 31, 2023. During the three months ended September 30, 2023, the Company reported a loss on the disposal of premises and equipment of $3,000. The Company did not have a comparable loss during the three months ended December 31, 2023. Excluding the BOLI death benefits of $778,000 and the gain on non-marketable equity investments of $238,000, non-interest income increased $118,000, or 4.5%, from the three months ended September 30, 2023 to the three months ended December 31, 2023.

Non-Interest Expense

For the three months ended December 31, 2023, non-interest expense increased $667,000, or 4.7%, from $14.1 million for the three months ended September 30, 2023 to $14.8 million. Other expenses increased $825,000, or 35.1%, for the three months ended December 31, 2023, as a result of a $510,000 legal settlement accrual. During the three months ended December 31, 2023, the Company reached an agreement-in-principle to settle purported class action lawsuits concerning the Company’s deposit products and related disclosures, specifically involving overdraft fees and insufficient funds fees. This agreement-in-principle reflects our business decision to avoid the costs, uncertainties and distractions of further litigation. Excluding the legal settlement accrual, non-interest expense increased $157,000, or 1.1%, from the three months ended September 30, 2023 to $14.3 million for the three months ended December 31, 2023.

During the three months ended December 31, 2023, occupancy expense increased $39,000, or 3.4%, from the three months ended September 30, 2023, professional fees increased $31,000, or 4.8%, advertising expense increased $15,000, or 4.1%, and furniture and equipment expense increased $12,000, or 2.5%. These increases were partially offset by a decrease in salaries and employee benefits of $216,000, or 2.7%, primarily due to lower incentive compensation expense, data processing decreased $36,000, or 4.4%, and FDIC insurance expense decreased $3,000, or 0.9%.

For the three months ended December 31, 2023, the efficiency ratio was 78.3% compared to 70.6% for the three months ended September 30, 2023. For the three months ended December 31, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 78.3% compared to 74.4% for the three months ended September 30, 2023. See pages 20-24 for the related efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended December 31, 2023 was $1.1 million with an effective tax rate of 30.6%, compared to income tax expense of $1.0 million with an effective tax rate of 18.7%, for the three months ended September 30, 2023. The effective tax rate for the three months ended December 31, 2023 was negatively impacted by discrete items totaling $285,000, while the lower effective tax rate for September 30, 2023 was primarily due to the non-taxable gain of $778,000 in BOLI death benefits.

Net Income for the Three Months Ended December 31, 2023 Compared to the Three Months Ended December 31, 2022

The Company reported net income of $2.5 million, or $0.12 per diluted share, for the three months ended December 31, 2023, compared to net income of $9.0 million, or $0.42 per diluted share, for the three months ended December 31, 2022. Net interest income decreased $4.7 million, or 22.4%, non-interest income decreased $2.9 million, or 52.0%, non-interest expense increased $782,000, or 5.6%, and the provision for credit losses increased $336,000, or 224.0%, during the same period. Return on average assets and return on average equity were 0.39% and 4.31%, respectively, for the three months ended December 31, 2023, compared to 1.40% and 16.67%, respectively, for the three months ended December 31, 2022.

Net Interest Income and Net Interest Margin

Net interest income decreased $4.7 million, or 22.4%, to $16.2 million, for the three months ended December 31, 2023, from $20.9 million for the three months ended December 31, 2022. The decrease in net interest income was due to an increase in interest expense of $7.9 million, partially offset by an increase in interest and dividend income of $3.2 million, or 13.5%. Interest expense on deposits increased $6.6 million and interest expense on borrowings increased $1.3 million. The increase in interest expense was a result of competitive pricing on deposits due to the continued higher interest rate environment and the shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.64% for the three months ended December 31, 2023, compared to 3.44% for the three months ended December 31, 2022. The net interest margin, on a tax-equivalent basis, was 2.66% for the three months ended December 31, 2023, compared to 3.47% for the three months ended December 31, 2022. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 48 basis points from 3.90% for the three months ended December 31, 2022 to 4.38% for the three months ended December 31, 2023. During the three months ended December 31, 2023, average interest-earning assets increased $25.4 million, or 1.1%, to $2.4 billion compared to the three months ended December 31, 2022, primarily due to an increase in average loans of $22.2 million, or 1.1%, an increase in average short-term investments, consisting of cash and cash equivalents, of $35.2 million, or 460.9%, and an increase in other average investments of $1.5 million, or 13.9%, partially offset by a decrease in average securities of $33.5 million, or 8.6%.

The average cost of funds, including non-interest-bearing demand accounts and borrowings, increased 134 basis points, from 0.47% for the three months ended December 31, 2022 to 1.81% for the three months ended December 31, 2023.

The average cost of core deposits, which the Company defines as all deposits except time deposits and which include non-interest-bearing demand accounts, increased 42 basis points, from 0.34% for the three months ended December 31, 2022 to 0.76% for the three months ended December 31, 2023. The average cost of time deposits increased 313 basis points from 0.65% for the three months ended December 31, 2022 to 3.78% for the three months ended December 31, 2023. The average cost of borrowings, including subordinated debt, increased 54 basis points from 4.29% for the three months ended December 31, 2022 to 4.83% for the three months ended December 31, 2023. For the three months ended December 31, 2023, average demand deposits, an interest-free source of funds, decreased $75.1 million, or 11.3%, to $588.7 million, or 27.0% of total average deposits, from $663.8 million, or 29.4% of total average deposits for the three months ended December 31, 2022.

Provision for Credit Losses

During the three months ended December 31, 2023, the Company recorded a provision for credit losses of $486,000 under CECL, compared to a provision for credit losses of $150,000 during the three months ended December 31, 2022 under the incurred loss model. The increase in the provision for credit losses was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately provisioned for the current economic environment and supportable forecast period. The Company recorded net charge-offs of $136,000 for the three months ended December 31, 2023, as compared to net charge-offs of $426,000 for the three months ended December 31, 2022.

Non-Interest Income

Non-interest income decreased $2.9 million, or 52.0%, to $2.7 million for the three months ended December 31, 2023, from $5.7 million for the three months ended December 31, 2022. During the three months ended December 31, 2022, the Company recorded a curtailment gain related to the DB Plan termination of $2.8 million through non-interest income. Excluding the DB Plan termination curtailment gain, non-interest income decreased $132,000, or 4.6%.

During the three months ended December 31, 2023, service charges and fees on deposits decreased $46,000, or 2.0%, primarily due to changes in the Company’s overdraft program that were implemented in the first quarter of 2023. Income from BOLI increased $4,000, or 0.9%, from $428,000 for the three months ended December 31, 2022 to $432,000 for the three months ended December 31, 2023. During the three months ended December 31, 2022, the Company reported a gain on non-marketable equity investments of $70,000. The Company did not have comparable income during the three months ended December 31, 2023. In addition, the Company reported unrealized gains on marketable equity securities of $19,000 during the three months ended December 31, 2022, compared to unrealized losses on marketable equity securities of $1,000 during the three months ended December 31, 2023. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended December 31, 2023, non-interest expense increased $782,000, or 5.6%, from $14.0 million for the three months ended December 31, 2022 to $14.8 million. During the same period, other expenses increased $842,000, or 36.1%, as a result of a $510,000 legal settlement accrual. During the three months ended December 31, 2023, the Company reached an agreement-in-principle to settle purported class action lawsuits concerning the Company’s deposit products and related disclosures, specifically involving overdraft fees and insufficient funds fees. This agreement-in-principle reflects our business decision to avoid the costs, uncertainties and distractions of further litigation. Excluding the legal settlement accrual, non-interest expense increased $272,000, or 1.9%, from $14.0 million, for the three months ended December 31, 2022 to $14.3 million for the three months ended December 31, 2023.

For the three months ended December 31, 2023, compared to the three months ended December 31, 2022, advertising expense increased $199,000, or 111.8%, due to timing of promotions in 2022. FDIC insurance expense increased $83,000, or 32.5%, data processing increased $64,000, or 8.8%, professional fees increased $57,000, or 9.2%, and furniture and equipment expense increased $15,000, or 3.1%. These increases were partially offset by a decrease in salaries and employee benefits of $458,000, or 5.6%, primarily due to lower incentive compensation expense, and a decrease in occupancy expense of $20,000, or 1.6%.

For the three months ended December 31, 2023, the efficiency ratio was 78.3% compared to 52.8% for the three months ended December 31, 2022, primarily due to a $4.7 million, or 22.4% decrease in net interest income during the three months ended December 31, 2023. For the three months ended December 31, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 78.3% compared to 59.3% for the three months ended December 31, 2022. See pages 20-24 for the related efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended December 31, 2023 was $1.1 million with an effective tax rate of 30.6%, compared to $3.3 million with an effective tax rate of 26.9% for three months ended December 31, 2022. The effective tax rate for the three months ended December 31, 2023 was negatively impacted by discrete items totaling $285,000.

Net Income for the Twelve Months Ended December 31, 2023 Compared to the Twelve Months Ended December 31, 2022

For the twelve months ended December 31, 2023, the Company reported net income of $15.1 million, or $0.70 per diluted share, compared to $25.9 million, or $1.18 per diluted share, for the twelve months ended December 31, 2022. Return on average assets and return on average equity were 0.59% and 6.47% for the twelve months ended December 31, 2023, respectively, compared to 1.02% and 11.85% for the twelve months ended December 31, 2022, respectively.

Net Interest Income and Net Interest Margin

During the twelve months ended December 31, 2023, net interest income decreased $11.3 million, or 14.3%, to $67.9 million, compared to $79.2 million for the twelve months ended December 31, 2022. The decrease in net interest income was due to an increase in interest expense of $26.5 million, partially offset by an increase in interest and dividend income of $15.2 million, or 17.7%.

The net interest margin for the twelve months ended December 31, 2023 was 2.82%, compared to 3.31% during the twelve months ended December 31, 2022. The net interest margin, on a tax-equivalent basis, was 2.84% for the twelve months ended December 31, 2023, compared to 3.33% for the twelve months ended December 31, 2022.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 62 basis points from 3.58% for the twelve months ended December 31, 2022 to 4.20% for the twelve months ended December 31, 2023. During the twelve months ended December 31, 2023, average interest-earning assets increased $10.3 million, or 0.4%, to $2.4 billion compared to the twelve months ended December 31, 2022, primarily due to an increase in average loans of $52.6 million, or 2.7%, and an increase in average other investments of $2.1 million, or 20.8%, partially offset by a decrease in average securities of $39.2 million, or 9.6%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $5.3 million, or 20.4%.

During the twelve months ended December 31, 2023, the average cost of funds, including non-interest-bearing demand accounts and borrowings, increased 115 basis points from 0.29% for the twelve months ended December 31, 2022 to 1.44%. For the twelve months ended December 31, 2023, the average cost of core deposits, including non-interest-bearing demand deposits, increased 45 basis points from 0.20% for the twelve months ended December 31, 2022 to 0.65% for the twelve months ended December 31, 2023. The average cost of time deposits increased 262 basis points from 0.41% for the twelve months ended December 31, 2022 to 3.03% during the same period in 2023. The average cost of borrowings, which include Federal Home Loan Bank (“FHLB”) advances and subordinated debt, increased 58 basis points from 4.26% for the twelve months ended December 31, 2022 to 4.84% for the twelve months ended December 31, 2023.

For the twelve months ended December 31, 2023, average demand deposits, an interest-free source of funds, decreased $45.3 million, or 7.0%, from $648.0 million, or 28.6% of total average deposits, for the twelve months ended December 31, 2022, to $602.7 million, or 27.8% of total average deposits.

Provision for Credit Losses

During the twelve months ended December 31, 2023, the Company recorded a provision for credit losses of $872,000 under the CECL model, compared to a provision for credit losses of $700,000 during the twelve months ended December 31, 2022 under the incurred loss model. The increase in reserves was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The Company recorded net charge-offs of $2.0 million for the twelve months ended December 31, 2023, as compared to net charge-offs of $556,000 for the twelve months ended December 31, 2022. The charge-offs for the twelve months ended December 31, 2023 were related to one commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc., which was placed on nonaccrual status during the first quarter of 2023. The Company recorded a $1.9 million charge-off on the relationship, which represented the non-accretable credit mark that was required to be grossed-up to the loan’s amortized cost basis with a corresponding increase to the allowance for credit losses under CECL implementation. At December 31, 2023, the Company had charged-off 61% of the total relationship and the remaining exposure of $940,000 is collateralized at this time.

Non-Interest Income

For the twelve months ended December 31, 2023, non-interest income decreased $2.4 million, or 18.3%, from $13.3 million for the twelve months ended December 31, 2022 to $10.9 million for the twelve months ended December 31, 2023. During the twelve months ended December 31, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination, compared to a curtailment gain related to the DB Plan termination of $2.8 million, during the twelve months ended December 31, 2022. The Company also recorded a non-taxable gain of $778,000 on BOLI death benefits during the twelve months ended December 31, 2023. The Company did not have comparable income during the twelve months ended December 31, 2022. Excluding the termination expense and the curtailment gain related to the DB Plan termination and the BOLI death benefit, non-interest income increased $737,000, or 7.0%.

During the twelve months ended December 31, 2023, service charges and fees decreased $216,000, or 2.4%, primarily due to changes in the Company’s overdraft program that were implemented in 2023. Income from BOLI increased $95,000, or 5.5%, from $1.7 million for the twelve months ended December 31, 2022 to $1.8 million for the twelve months ended December 31, 2023. Other income from loan-level swap fees on commercial loans decreased $25,000 for the twelve months ended December 31, 2023. During the twelve months ended December 31, 2023, the Company reported a gain of $590,000 on non-marketable equity investments compared to a gain of $422,000 during the twelve months ended December 31, 2022. During the twelve months ended December 31, 2023, the Company reported a loss on the disposal of premises and equipment of $3,000. The Company did not have comparable activity during the same period in 2022. During the twelve months ended December 31, 2022, the Company also reported unrealized losses on marketable equity securities of $717,000, compared to unrealized losses on marketable equity securities of $1,000 during the twelve months ended December 31, 2023. During the twelve months ended December 31, 2022, the Company reported realized losses on the sale of securities of $4,000. The Company did not have a comparable gain or loss during the same period in 2023.

Non-Interest Expense

For the twelve months ended December 31, 2023, non-interest expense increased $1.1 million, or 1.9%, to $58.4 million, compared to $57.2 million for the twelve months ended December 31, 2022. The increase in non-interest expense was primarily due to an increase in other expense of $953,000, or 10.1%, as a result of a $510,000 legal settlement accrual. During the three months ended December 31, 2023, the Company reached an agreement-in-principle to settle purported class action lawsuits concerning the Company’s deposit products and related disclosures, specifically involving overdraft fees and insufficient funds fees. This agreement-in-principle reflects our business decision to avoid the costs, uncertainties and distractions of further litigation. Excluding the legal settlement accrual, non-interest expense increased $605,000, or 1.1%, from $57.2 million, for the twelve months ended December 31, 2022 to $57.8 million for the twelve months ended December 31, 2023.

During the same period, FDIC insurance expense increased $273,000, or 26.0%, data processing increased $272,000, or 9.4%, professional fees, which is comprised of legal fees, audit and professional fees, increased $161,000, or 5.9%, due to the recent settlement of litigation, and advertising expense increased $87,000, or 6.2%. These increases were partially offset by a decrease in salaries and employee benefits of $483,000, or 1.5%, due to lower incentive compensation costs, occupancy expense decreased $76,000, or 1.5%, and furniture and equipment expense decreased $72,000, or 3.6%.

For the twelve months ended December 31, 2023, the efficiency ratio was 74.0%, compared to 61.8% for the twelve months ended December 31, 2022. For the twelve months ended December 31, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 74.3%, compared to 63.6% for the twelve months ended December 31, 2022. See pages 20-24 for the related efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the twelve months ended December 31, 2023 was $4.5 million, with an effective tax rate of 23.1%, compared to $8.7 million, with an effective tax rate of 25.2%, for twelve months ended December 31, 2022. The decrease in income tax expense for the twelve months ended December 31, 2023 compared to the twelve months December 31, 2022 was due to lower income before income taxes in 2023.

Balance Sheet

At December 31, 2023, total assets were $2.6 billion and increased $11.4 million, or 0.4%, from December 31, 2022. The increase in total assets was mainly related to an increase in total loans of $35.9 million, or 1.8%, partially offset by a decrease in investment securities of $22.7 million, or 5.9%, to $360.7 million, and a decrease in cash and cash equivalents of $1.5 million, or 5.0%, to $28.8 million.

Investments

At December 31, 2023, the available-for-sale (“AFS”) and held-to-maturity (“HTM”) securities portfolio represented 14.1% of total assets compared to 14.8% at December 31, 2022. At December 31, 2023, the Company’s AFS securities portfolio, recorded at fair market value, decreased $9.9 million, or 6.7%, from $147.0 million at December 31, 2022 to $137.1 million. The HTM securities portfolio, recorded at amortized cost, decreased $6.8 million, or 3.0%, from $230.2 million at December 31, 2022 to $223.4 million at December 31, 2023. The marketable equity securities portfolio decreased $6.0 million, or 96.9%, from $6.2 million at December 31, 2022 to $196,000 at December 31, 2023. The decrease in the AFS and HTM securities portfolios was primarily due to amortization and payoffs recorded during the twelve months ended December 31, 2023.

At December 31, 2023, the Company reported unrealized losses on the AFS securities portfolio of $29.2 million, or 17.5% of the amortized cost basis of the AFS securities portfolio, compared to unrealized losses of $32.2 million, or 18.0% of the amortized cost basis of the AFS securities at December 31, 2022. At December 31, 2023, the Company reported unrealized losses on the HTM securities portfolio of $35.7 million, or 16.0%, of the amortized cost basis of the HTM securities portfolio, compared to $39.2 million, or 17.0% of the amortized cost basis of the HTM securities portfolio at December 31, 2022.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $7.0 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At December 31, 2023 and December 31, 2022, the Company did not record any impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

At December 31, 2023, total loans increased $35.9 million, or 1.8%, to $2.0 billion from December 31, 2022. Residential real estate loans, including home equity loans, increased $27.1 million, or 3.9%, commercial real estate loans increased $10.4 million, or 1.0%, and commercial and industrial loans decreased $2.4 million, or 1.1%.

The following table is a summary of our outstanding loan balances for the periods indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
	(Dollars in thousands)

Commercial real estate loans	$1,079,751	$1,080,361	$1,075,429	$1,079,664	$1,069,323

Residential real estate loans:
Residential	612,315	606,221	597,812	595,097	589,503
Home equity	109,839	107,561	107,044	105,801	105,557
Total residential real estate loans	722,154	713,782	704,856	700,898	695,060
Commercial and industrial loans:
PPP loans	756	1,415	1,864	2,129	2,274
Commercial and industrial loans	216,691	211,162	225,229	215,971	217,574
Total commercial and industrial loans	217,447	212,577	227,093	218,100	219,848
Consumer loans	5,472	5,768	5,986	5,667	5,045
Total gross loans	2,024,824	2,012,488	2,013,364	2,004,329	1,989,276
Unamortized PPP loan fees	(27)	(70)	(78)	(99)	(109)
Unamortized premiums and net deferred loans fees and costs	2,520	2,402	2,307	2,269	2,233
Total loans	$2,027,317	$2,014,820	$2,015,593	$2,006,499	$1,991,400

Credit Quality

Credit quality remains sound and our loan portfolio continues to perform well. Total delinquency was 0.30% of total loans at December 31, 2023, compared to 0.22% of total loans at December 31, 2022. At December 31, 2023, nonperforming loans totaled $6.4 million, or 0.32% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. At December 31, 2023, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets was 0.25% at December 31, 2023 and 0.22% at December 31, 2022. At December 31, 2023 and at December 31, 2022, the Company did not have any other real estate owned. The allowance for credit losses as a percentage of total loans was 1.00% at December 31, 2023 and at December 31, 2022. At December 31, 2023, the allowance for credit losses as a percentage of nonperforming loans was 315.6%, compared to 350.0% at December 31, 2022. Total classified loans, defined as special mention and substandard loans, decreased $24.5 million, or 38.3%, from $64.0 million, or 3.2% of total loans, at December 31, 2022 to $39.5 million, or 1.9%, of total loans at December 31, 2023. We continue to maintain diversity among property types and within our geographic footprint. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation. Management will continue to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk.

Deposits

Total deposits decreased $85.7 million, or 3.8%, from December 31, 2022, to $2.1 billion at December 31, 2023, due to industry-wide pressures and a competitive market for deposits. Core deposits, which the Company defines as all deposits except time deposits, decreased $285.4 million, or 15.7%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.5 billion, or 71.5% of total deposits, at December 31, 2023. Money market accounts decreased $166.7 million, or 20.8%, to $634.4 million, non-interest-bearing deposits decreased $65.9 million, or 10.2%, to $579.6 million, savings accounts decreased $35.0 million, or 15.7%, to $187.4 million and interest-bearing checking accounts decreased $17.7 million, or 11.9%, to $131.0 million. Time deposits increased $199.7 million, or 48.5%, from $411.7 million at December 31, 2022 to $611.4 million at December 31, 2023. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2023. The Company did not have any brokered deposits at December 31, 2022.

The table below is a summary of our deposit balances for the periods noted:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
	(Dollars in thousands)
Core Deposits:
Demand accounts	$579,595	$593,601	$584,511	$625,656	$645,571
Interest bearing accounts	131,031	152,886	162,823	133,727	148,670
Savings accounts	187,405	192,321	203,376	218,800	222,436
Money market accounts	634,361	654,909	672,483	721,219	801,076
Total Core Deposits	$1,532,392	$1,593,717	$1,623,193	$1,699,402	$1,817,753

Time Deposits:
Time deposits less than $250,000	$412,761	$384,472	$338,667	$300,907	$279,953
Time deposits of $250,000 or more	198,591	198,114	196,114	156,819	131,737
Total Time Deposits:	611,352	582,586	534,781	457,726	411,690
Total Deposits:	$2,143,744	$2,176,303	$2,157,974	$2,157,128	$2,229,443

During the twelve months ended December 31, 2023, the Company experienced a higher level of competition not only from local competitors but also from money market funds and Treasury notes that were offering higher returns. In addition, the Company also saw a challenging shift in deposit mix from low cost core deposits to high cost time deposits as customers migrated to higher yields.

The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term customer relationship base by efficiently competing for and retaining deposits in our local market. At December 31, 2023, the Bank’s uninsured deposits represented 26.8% of total deposits, compared to 30.8% at December 31, 2022.

Borrowings

At December 31, 2023, total borrowings increased $94.3 million, or 151.5%, from $62.2 million at December 31, 2022 to $156.5 million. Short-term borrowings decreased $25.3 million, or 61.1%, to $16.1 million, compared to $41.4 million at December 31, 2022. Long-term borrowings increased $119.5 million, from $1.2 million at December 31, 2022, to $120.6 million at December 31, 2023, to replace deposit attrition. Long-term borrowings consisted of $30.6 million outstanding with the FHLB and $90.0 million outstanding under the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”). At December 31, 2023, borrowings also consisted of $19.7 million in fixed-to-floating rate subordinated notes.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. On March 12, 2023, the Federal Reserve made available the BTFP, which enhances the ability of banks to borrow greater amounts against certain high-quality, unencumbered investments at par value.

During the twelve months ended December 31, 2023, the Company participated in the BTFP, which enabled the Company to pay off higher rate FHLB advances. With the BTFP, the Company has the ability to pay off the BTFP advance prior to maturity without incurring a penalty or termination fee. The Company advanced $90.0 million under the BTFP during the twelve months ended December 31, 2023 and had $23.6 million in availability under the BTFP as of December 31, 2023.

At December 31, 2023, the Company had available borrowing capacity with the FHLB of $535.6 million, including its overnight Ideal Way Line of Credit. In addition, at December 31, 2023, the Company had available borrowing capacity of $48.6 million from the Federal Reserve Discount Window, with no outstanding borrowings. At December 31, 2023, the Company also had available borrowing capacity of $25.0 million from two unsecured credit lines with correspondent banks, with no outstanding borrowings. At December 31, 2023, the Company has $632.8 million in total available borrowing capacity, excluding cash and unencumbered securities.

Hedging Program

During the twelve months ended December 31, 2023, the Company executed a $200 million fair value hedge on fixed-rate assets with maturities up to 18 months, where the Company exchanged, or swapped, fixed rate payments for floating rate payments. The Company’s hedging program aims to reduce the Company’s sensitivity to interest rates by locking in a spread.

Capital

At December 31, 2023, shareholders’ equity was $237.4 million, or 9.3% of total assets, compared to $228.1 million, or 8.9% of total assets, at December 31, 2022. The increase was primarily attributable to net income of $15.1 million, partially offset by a decrease in accumulated other comprehensive loss of $3.3 million, $5.0 million for the repurchase of common stock and cash dividends paid of $6.1 million. At December 31, 2023, total shares outstanding were 21,666,807.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets. Total Risk-Based Capital Ratio at December 31, 2023 was 14.7%, compared to 14.2% at December 31, 2022.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.62% at December 31, 2023 and 9.49% at December 31, 2022. The Bank’s tangible common equity (“TCE”) to tangible assets ratio, a non-GAAP financial measure, was 8.78% at December 31, 2023, compared to 8.52% at December 31, 2022.  Fluctuations in the TCE ratio were driven by the changes in the unrealized loss on available-for-sale securities. TCE is a non-GAAP measure. See pages 20-24 for the related TCE to tangible assets ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
●	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
●	changes in economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;
●	inflation and governmental responses to inflation, including recent and potential future increases in interest rates that reduce margins;
●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
●	significant changes in accounting, tax or regulatory practices or requirements;
●	new legal obligations or liabilities or unfavorable resolutions of litigation;
●	disruptive technologies in payment systems and other services traditionally provided by banks;
●	the highly competitive industry and market area in which we operate;
●	changes in business conditions and inflation;

●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
●	failure or circumvention of our internal controls or procedures;
●	changes in the securities markets which affect investment management revenues;
●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
●	the soundness of other financial services institutions which may adversely affect our credit risk;
●	certain of our intangible assets may become impaired in the future;
●	new lines of business or new products and services, which may subject us to additional risks;
●	changes in key management personnel which may adversely impact our operations;
●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
●	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2023	2023	2023	2023	2022	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans	$23,939	$23,451	$22,450	$21,329	$21,274	$91,169	$77,264
Securities	2,094	2,033	2,094	2,149	2,174	8,370	8,296
Other investments	140	166	146	106	75	558	177
Short-term investments	597	251	119	54	62	1,021	191
Total interest and dividend income	26,770	25,901	24,809	23,638	23,585	101,118	85,928

INTEREST EXPENSE:
Deposits	8,773	7,704	6,069	4,103	2,206	26,649	5,352
Short-term borrowings	123	117	646	703	272	1,589	330
Long-term debt	1,444	1,444	995	74	—	3,957	—
Subordinated debt	254	253	253	254	253	1,014	1,014
Total interest expense	10,594	9,518	7,963	5,134	2,731	33,209	6,696

Net interest and dividend income	16,176	16,383	16,846	18,504	20,854	67,909	79,232

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	486	354	420	(388)	150	872	700

Net interest and dividend income after provision for (reversal of) credit losses	15,690	16,029	16,426	18,892	20,704	67,037	78,532

NON-INTEREST INCOME:
Service charges and fees	2,283	2,145	2,241	2,187	2,329	8,856	9,072
Income from bank-owned life insurance	432	454	494	440	428	1,820	1,725
Loss on sales of securities, net	—	—	—	—	—	—	(4)
Unrealized (loss) gain on marketable equity securities	(1)	—	—	—	19	(1)	(717)
Loss on disposal of premises and equipment	—	(3)	—	—	—	(3)	—
Gain on sale of mortgages	—	—	—	—	—	—	2
Gain on non-marketable equity investments	—	238	—	352	70	590	422
(Loss) gain on defined benefit plan termination	—	—	(1,143)	—	2,807	(1,143)	2,807
Gain on bank-owned life insurance death benefit	—	778	—	—	—	778	—
Other income	—	—	—	—	—	—	25
Total non-interest income	2,714	3,612	1,592	2,979	5,653	10,897	13,332

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,739	7,955	8,089	8,431	8,197	32,214	32,697
Occupancy	1,198	1,159	1,203	1,348	1,218	4,908	4,984
Furniture and equipment	494	482	492	486	479	1,954	2,026
Data processing	788	824	792	753	724	3,157	2,885
Professional fees	674	643	803	757	617	2,877	2,716
FDIC insurance	338	341	290	352	255	1,321	1,048
Advertising	377	362	339	417	178	1,495	1,408
Other	3,177	2,352	2,543	2,352	2,335	10,424	9,471
Total non-interest expense	14,785	14,118	14,551	14,896	14,003	58,350	57,235

INCOME BEFORE INCOME TAXES	3,619	5,523	3,467	6,975	12,354	19,584	34,629

INCOME TAX PROVISION	1,108	1,033	704	1,671	3,320	4,516	8,742
NET INCOME	$2,511	$4,490	$2,763	$5,304	$9,034	$15,068	$25,887

Basic earnings per share	$0.12	$0.21	$0.13	$0.24	$0.42	$0.70	$1.18
Weighted average shares outstanding	21,253,452	21,560,940	21,634,683	21,699,042	21,676,892	21,535,888	21,879,657
Diluted earnings per share	$0.12	$0.21	$0.13	$0.24	$0.42	$0.70	$1.18
Weighted average diluted shares outstanding	21,400,664	21,680,113	21,648,235	21,716,869	21,751,409	21,610,329	21,938,323

Other Data:
Return on average assets (1)	0.39%	0.70%	0.43%	0.84%	1.40%	0.59%	1.02%
Return on average equity (1)	4.31%	7.60%	4.72%	9.31%	16.67%	6.47%	11.85%
Efficiency ratio	78.27%	70.61%	78.92%	69.34%	52.83%	74.04%	61.83%
Adjusted efficiency ratio (2)	78.26%	74.38%	74.31%	70.49%	59.31%	74.25%	63.55%
Net interest margin	2.64%	2.70%	2.81%	3.14%	3.44%	2.82%	3.31%
Net interest margin, on a fully tax-equivalent basis	2.66%	2.72%	2.83%	3.16%	3.47%	2.84%	3.33%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, loss on disposal of premises and equipment, gain on non-marketable equity investments, gains and losses on defined benefit plan termination and gain on bank-owned life insurance death benefit.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Cash and cash equivalents	$28,840	$62,267	$31,689	$23,230	$30,342
Available-for-sale securities, at fair value	137,115	130,709	141,481	146,373	146,997
Held-to-maturity securities, at amortized cost	223,370	225,020	222,900	226,996	230,168
Marketable equity securities, at fair value	196	—	—	6,309	6,237
Federal Home Loan Bank of Boston and other restricted stock - at cost	3,707	3,063	3,226	7,173	3,352

Loans	2,027,317	2,014,820	2,015,593	2,006,499	1,991,400
Allowance for credit losses (1)	(20,267)	(19,978)	(19,647)	(19,031)	(19,931)
Net loans	2,007,050	1,994,842	1,995,946	1,987,468	1,971,469

Bank-owned life insurance	75,145	74,713	75,554	75,060	74,620
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,813	1,906	2,000	2,094	2,188
Other assets	74,848	79,998	77,001	74,825	75,290
TOTAL ASSETS	$2,564,571	$2,585,005	$2,562,284	$2,562,015	$2,553,150

Total deposits	$2,143,744	$2,176,303	$2,157,974	$2,157,128	$2,229,443
Short-term borrowings	16,100	8,890	7,190	98,990	41,350
Long-term debt	120,646	121,178	121,178	31,178	1,178
Subordinated debt	19,712	19,702	19,692	19,682	19,673
Securities pending settlement	140	2,253	—	—	133
Other liabilities	26,820	25,765	22,252	21,815	33,230
TOTAL LIABILITIES	2,327,162	2,354,091	2,328,286	2,328,793	2,325,007

TOTAL SHAREHOLDERS' EQUITY	237,409	230,914	233,998	233,222	228,143
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,564,571	$2,585,005	$2,562,284	$2,562,015	$2,553,150

(1)	The Company adopted ASU 2016-13 on January 1, 2023 with a modified retrospective approach. Accordingly, beginning with March 31, 2023, the allowance for credit losses was determined in accordance with ASC 326, “Financial Instruments-Credit Losses.”

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Shares outstanding at end of period	21,666,807	21,927,242	22,082,403	22,209,347	22,216,789

Operating results:
Net interest income	$16,176	$16,383	$16,846	$18,504	$20,854
Provision for (reversal of) credit losses	486	354	420	(388)	150
Non-interest income	2,714	3,612	1,592	2,979	5,653
Non-interest expense	14,785	14,118	14,551	14,896	14,003
Income before income provision for income taxes	3,619	5,523	3,467	6,975	12,354
Income tax provision	1,108	1,033	704	1,671	3,320
Net income	2,511	4,490	2,763	5,304	9,034

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	2.66%	2.72%	2.83%	3.16%	3.47%
Interest rate spread, on a fully tax-equivalent basis	1.98%	2.09%	2.29%	2.76%	3.26%
Return on average assets	0.39%	0.70%	0.43%	0.84%	1.40%
Return on average equity	4.31%	7.60%	4.72%	9.31%	16.67%
Adjusted efficiency ratio (non-GAAP) (1)	78.26%	74.38%	74.31%	70.49%	59.31%

Per Common Share Data:
Basic earnings per share	$0.12	$0.21	$0.13	$0.24	$0.42
Per diluted share	0.12	0.21	0.13	0.24	0.42
Cash dividend declared	0.07	0.07	0.07	0.07	0.06
Book value per share	10.96	10.53	10.60	10.50	10.27
angible book value per share (non-GAAP)	10.30	9.87	9.94	9.84	9.61

Asset Quality:
30-89 day delinquent loans	$4,605	$4,097	$4,092	$1,669	$2,578
90 days or more delinquent loans	1,394	1,527	1,324	1,377	1,891
Total delinquent loans	5,999	5,624	5,416	3,046	4,469
Total delinquent loans as a percentage of total loans	0.30%	0.28%	0.27%	0.15%	0.22%
Nonperforming loans	$6,421	$6,290	$5,755	$5,794	$5,694
Nonperforming loans as a percentage of total loans	0.32%	0.31%	0.29%	0.29%	0.29%
Nonperforming assets as a percentage of total assets	0.25%	0.24%	0.22%	0.23%	0.22%
Allowance for credit losses as a percentage of nonperforming loans	315,64%	317.62%	341.39%	328.46%	350.04%
Allowance for credit losses as a percentage of total loans	1.00%	0.99%	0.97%	0.95%	1.00%
Net loan charge-offs (recoveries)	$136	$78	$(25)	$1,850	$426
Net loan charge-offs (recoveries) as a percentage of average loans	0.01%	0.00%	0.00%	0.09%	0.02%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, loss on disposal of premises and equipment, gain on non-marketable equity investments, gains and losses on defined benefit plan termination and gain on bank-owned life insurance death benefit.

The following table sets forth the information relating to our average balances and net interest income for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,017,089	$24,052	4.73%	$2,007,267	$23,568	4.66%	$1,994,874	$21,403	4.26%
Securities(2)	355,078	2,094	2.34	361,216	2,033	2.23	388,529	2,175	2.22
Other investments	12,119	140	4.58	12,155	166	5.42	10,638	75	2.80
Short-term investments(3)	42,826	597	5.53	22,349	251	4.46	7,635	62	3.22
Total interest-earning assets	2,427,112	26,883	4.39	2,402,987	26,018	4.30	2,401,676	23,715	3.92
Total non-interest-earning assets	158,435			156,503			159,042
Total assets	$2,585,547			$2,559,490			$2,560,718

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$139,894	260	0.74	$144,792	269	0.74	$149,928	206	0.55
Savings accounts	187,047	39	0.08	195,020	41	0.08	221,964	39	0.07
Money market accounts	657,407	2,716	1.64	656,066	2,488	1.50	862,523	1,375	0.63
Time deposit accounts	603,860	5,758	3.78	563,135	4,906	3.46	359,555	586	0.65
Total interest-bearing deposits	1,588,208	8,773	2.19	1,559,013	7,704	1.96	1,593,970	2,206	0.55
Borrowings	149,585	1,821	4.83	149,507	1,814	4.81	48,579	525	4.29
Interest-bearing liabilities	1,737,793	10,594	2.42	1,708,520	9,518	2.21	1,642,549	2,731	0.66
Non-interest-bearing deposits	588,748			591,933			663,814
Other non-interest-bearing liabilities	27,847			24,504			39,399
Total non-interest-bearing liabilities	616,595			616,437			703,213
Total liabilities	2,354,388			2,324,957			2,345,762
Total equity	231,159			234,533			214,956
Total liabilities and equity	$2,585,547			$2,559,490			$2,560,718
Less: Tax-equivalent adjustment(2)		(113)			(117)			(130)
Net interest and dividend income		$16,176			$16,383			$20,854
Net interest rate spread(4)			1.96%			2.07%			3.24%
Net interest rate spread, on a tax-equivalent basis(5)			1.98%			2.09%			3.26%
Net interest margin(6)			2.64%			2.70%			3.44%
Net interest margin, on a tax-equivalent basis(7)			2.66%			2.72%			3.47%
Ratio of average interest-earning assets to average interest-bearing liabilities			139.67%			140.65%			146.22%

The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2023 and 2022 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2023			2022
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,006,166	$91,640	4.57%	$1,953,527	$77,758	3.98%
Securities(2)	368,201	8,371	2.27	407,444	8,299	2.04
Other investments	12,425	558	4.49	10,289	177	1.72
Short-term investments(3)	20,459	1,021	4.99	25,712	191	0.74
Total interest-earning assets	2,407,251	101,590	4.22	2,396,972	86,425	3.61
Total non-interest-earning assets	155,511			152,941
Total assets	$2,562,762			$2,549,913

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$142,005	1,041	0.73%	$139,993	530	0.38%
Savings accounts	202,354	181	0.09	222,267	161	0.07
Money market accounts	697,621	9,529	1.37	890,763	3,187	0.36
Time deposit accounts	524,827	15,898	3.03	363,258	1,474	0.41
Total interest-bearing deposits	1,566,807	26,649	1.70	1,616,281	5,352	0.33
Short-term borrowings and long-term debt	135,532	6,560	4.84	31,556	1,344	4.26
Total interest-bearing liabilities	1,702,339	33,209	1.95	1,647,837	6,696	0.41
Non-interest-bearing deposits	602,652			647,971
Other non-interest-bearing liabilities	24,885			35,615
Total non-interest-bearing liabilities	627,537			683,586

Total liabilities	2,329,876			2,331,423
Total equity	232,886			218,490
Total liabilities and equity	$2,562,762			$2,549,913
Less: Tax-equivalent adjustment (2)		(472)			(497)
Net interest and dividend income		$67,909			$79,232
Net interest rate spread (4)			2.25%			3.18%
Net interest rate spread, on a tax-equivalent basis (5)			2.27%			3.20%
Net interest margin (6)			2.82%			3.31%
Net interest margin, on a tax-equivalent basis (7)			2.84%			3.33%
Ratio of average interest-earning assets to average interest-bearing liabilities			141.41%			145.46%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
	(In thousands)

Loans (no tax adjustment)	$23,939	$23,451	$22,450	$21,329	$21,274
Tax-equivalent adjustment	113	117	122	120	129
Loans (tax-equivalent basis)	$24,052	$23,568	$22,572	$21,449	$21,403

Securities (no tax adjustment)	$2,094	$2,033	$2,094	$2,149	$2,174
Tax-equivalent adjustment	—	—	—	—	1
Securities (tax-equivalent basis)	$2,094	$2,033	$2,094	$2,149	$2,175

Net interest income (no tax adjustment)	$16,176	$16,383	$16,846	$18,504	$20,854
Tax equivalent adjustment	113	117	122	120	130
Net interest income (tax-equivalent basis)	$16,289	$16,500	$16,968	$18,624	$20,984

Net interest income (no tax adjustment)	$16,176	$16,383	$16,846	$18,504	$20,854
Less:
Purchase accounting adjustments	3	4	5	(62)	87
Prepayment penalties and fees	7	14	43	—	134
PPP Income	46	12	26	15	18
Adjusted net interest income (non-GAAP)	$16,120	$16,353	$16,772	$18,551	$20,615

Average interest-earning assets	$2,427,112	$2,402,987	$2,405,077	$2,393,504	$2,401,676
Average interest-earning assets, excluding average PPP loans	$2,425,923	$2,401,460	$2,403,076	$2,391,305	$2,399,297
Net interest margin (no tax adjustment)	2.64%	2.70%	2.81%	3.14%	3.44%
Net interest margin, tax-equivalent	2.66%	2.72%	2.83%	3.16%	3.47%

	For the quarter ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
	(In thousands)

Book Value per Share (GAAP)	$10.96	$10.53	$10.60	$10.50	$10.27
Non-GAAP adjustments:
Goodwill	(0.58)	(0.57)	(0.57)	(0.56)	(0.56)
Core deposit intangible	(0.08)	(0.09)	(0.09)	(0.10)	(0.10)
Tangible Book Value per Share (non-GAAP)	$10.30	$9.87	$9.94	$9.84	$9.61

Total Bank Equity (GAAP)	$242,780	$234,612	$240,041	$238,887	$233,882
Non-GAAP adjustments:
Goodwill	(12,487)	(12,487)	(12,487)	(12,487)	(12,487)
Core deposit intangible net of associated deferred tax liabilities	(1,303)	(1,370)	(1,438)	(1,505)	(1,573)
Tangible Capital (non-GAAP)	$228,990	$220,755	$226,116	$224,895	$219,822

Tangible Capital (non-GAAP)	$228,990	$220,755	$226,116	$224,895	$219,822
Unrealized losses on HTM securities net of tax	(25,649)	(34,622)	(27,286)	(25,825)	(28,194)
Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)	$203,341	$186,133	$198,830	$199,070	$191,628

Common Equity Tier (CET) 1 Capital	$250,734	$249,441	$249,340	$247,996	$244,864
Unrealized losses on HTM securities net of tax	(25,649)	(34,622)	(27,286)	(25,825)	(28,194)
Unrealized losses on defined benefit plan net of tax	—	—	—	(1,079)	(1,079)
Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)	$225,085	$214,819	$222,054	$221,092	$215,591

Total Assets for Leverage Ratio (non-GAAP)	$2,607,260	$2,574,402	$2,572,583	$2,560,973	$2,579,141

Tier 1 Leverage Ratio	9.62%	9.69%	9.69%	9.68%	9.49%

Tangible Common Equity (non-GAAP) = Tangible Capital (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.78%	8.58%	8.79%	8.78%	8.52%

Adjusted Tangible Common Equity for AFS Impact (non-GAAP) = Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.63%	8.34%	8.63%	8.63%	8.36%

Adjusted Tangible Common Equity for HTM Impact (non-GAAP) = Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	7.80%	7.23%	7.73%	7.77%	7.43%

	For the quarter ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
	(In thousands)

Income Before Income Taxes (GAAP)	$3,619	$5,523	$3,467	$6,975	$12,354

Non-GAAP adjustments:

Provision for (reversal of) credit losses	486	354	420	(388)	150

PPP Income	(46)	(12)	(26)	(15)	(18)
Loss (gain) on defined benefit plan termination	—	—	1,143	—	(2,807)
Gain on bank-owned life insurance death benefit	—	(778)	—	—	—
Income Before Taxes, Provision, PPP Income, Defined Benefit Termination and Bank-Owned Life Insurance Death Benefit (non-GAAP)	$4,059	$5,087	$5,004	$6,572	$9,679

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,785	$14,118	$14,551	$14,896	$14,003
Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)	$14,785	$14,118	$14,551	$14,896	$14,003

Net Interest Income (GAAP)	$16,176	$16,383	$16,846	$18,504	$20,854

Non-interest Income (GAAP)	$2,714	$3,612	$1,592	$2,979	$5,653
Non-GAAP adjustments:
Unrealized losses (gains) on marketable equity securities	1	—	—	—	(19)
Gain on non-marketable equity investments	—	(238)	—	(352)	(70)
Loss on disposal of premises and equipment	—	3	—	—	—
Loss (gain) on defined benefit plan termination	—	—	1,143	—	(2,807)
Gain on bank-owned life insurance death benefit	—	(778)	—	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,715	$2,599	$2,735	$2,627	$2,757

Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$18,891	$18,982	$19,581	$21,131	$23,611

Efficiency Ratio (GAAP)	78.27%	70.61%	78.92%	69.34%	52.83%

Adjusted Efficiency Ratio (Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	78.26%	74.38%	74.31%	70.49%	59.31%

	For the twelve months ended
	12/31/2023	12/31/2022
	(In thousands)

Loans (no tax adjustment)	$91,169	$77,264
Tax-equivalent adjustment	471	494
Loans (tax-equivalent basis)	$91,640	$77,758

Securities (no tax adjustment)	$8,370	$8,296
Tax-equivalent adjustment	1	3
Securities (tax-equivalent basis)	$8,371	$8,299

Net interest income (no tax adjustment)	$67,909	$79,232
Tax equivalent adjustment	472	497
Net interest income (tax-equivalent basis)	$68,381	$79,729

Net interest income (no tax adjustment)	$67,909	$79,232
Less:
Purchase accounting adjustments	(50)	175
Prepayment penalties and fees	64	281
PPP Income	99	728
Adjusted net interest income (non-GAAP)	$67,796	$78,048

Average interest-earning assets	$2,407,251	$2,396,972
Average interest-earnings asset, excluding average PPP loans	$2,405,525	$2,391,252
Net interest margin (no tax adjustment)	2.82%	3.31%
Net interest margin, tax-equivalent	2.84%	3.33%

	For the twelve months ended
	12/31/2023	12/31/2022
	(In thousands)

Income Before Income Taxes (GAAP)	$19,584	$34,629
Provision for credit losses	872	700
PPP Income	(99)	(728)
Gain on bank-owned life insurance death benefit	(778)	—
Loss (gain) on defined benefit plan termination	1,143	(2,807)
Income Before Taxes, Provision, PPP Income, Bank-Owned Life Insurance Death Benefit and Defined Benefit Termination (non-GAAP)	$20,722	$31,794

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$58,350	$57,235
Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)	$58,350	$57,235

Net Interest Income (GAAP)	$67,909	$79,232

Non-interest Income (GAAP)	$10,897	$13,332
Non-GAAP adjustments:
Loss on disposal of premises and equipment	3	4
Unrealized losses on marketable equity securities	1	717
Gain on bank-owned life insurance death benefit	(778)	—
Gain on non-marketable equity investments	(590)	(422)
Loss (gain) on defined benefit plan curtailment	1,143	(2,807)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$10,676	$10,824

Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$78,585	$90,056

Efficiency Ratio (GAAP)	74.04%	61.83%

Adjusted Efficiency Ratio (Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	74.25%	63.55%